                                                                       EXHIBIT 9



                                  ROBERT FELTON
                               91 TIGER TAIL COURT
                            ORINDA, CALIFORNIA 94563

                                                        January 13, 1999

Warburg, Pincus Investors, L.P.
466 Lexington Avenue
New York, New York 10017

Re:  Restriction on Sale of Stock
       of Indus International, Inc.

Ladies and Gentlemen:

                  Reference is made to the Stock Purchase Agreement, dated as of January 13, 1999 (the "Stock Purchase Agreement"), by and among the undersigned, Warburg, Pincus Investors, L.P. ("WPI") and Indus International, Inc. (the "Company"), in connection with the sale of 5,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company by the undersigned to WPI.

                  The undersigned is the owner of record or beneficially of certain additional shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock. The delivery of this letter is a condition to the transaction contemplated by the Stock Purchase Agreement. The undersigned recognizes that the transaction contemplated by the Stock Purchase Agreement will be of benefit to the undersigned and the undersigned acknowledges that you and the Company are relying on the representations and agreements of the undersigned contained in this letter in entering into the transaction contemplated by the Stock Purchase Agreement.

                  In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of WPI, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer or otherwise dispose of, any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned (after giving effect to the transaction contemplated by the Stock Purchase Agreement), or publicly announce the undersigned's intention to do any of the foregoing, for a period commencing on the date hereof and continuing until the first anniversary of the date hereof; provided, however, that in the event WPI disposes of shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock, for aggregate net proceeds in excess of $1,000,000, then the undersigned shall be permitted to dispose of Common Stock or such other securities bearing the same proportion to the undersigned's aggregate ownership of the Company as the securities disposed of by WPI bear to its aggregate ownership of the Company, subject to the rights and limitations of any applicable registration rights or other agreements.

                  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned other than in compliance with the forgoing restrictions.

                  This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

                                                   Very truly yours,


                                                   /s/ Robert Felton



Acknowledged:

Warburg, Pincus Investors, L.P.

By:  Warburg, Pincus & Co.,
         its General Partner

         By:  /s/ Joseph P. Landy
              ---------------------


                                       2